Exhibit 107

Calculation of Filing Fee Table

FORM 424(b)(2)

(Form Type)

Texas Instruments Incorporated

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offerings. The maximum aggregate amount of those offerings is $1,602,314,000.

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	4.600% Notes due 2028	457(r)	$200,000,000	102.404%	$204,808,000	$110.20 per million	$22,569.84
Fees to Be Paid	Debt	4.900% Notes due 2033	457(r)	$200,000,000	103.751%	$207,502,000	$110.20 per million	$22,866.72
Fees to Be Paid	Debt	5.050% Notes due 2063	457(r)	$1,200,000,000	99.167%	$1,190,004,000	$110.20 per million	$131,138.44
TOTAL	—	—	—	$1,600,000000	—	$1,602,314,000	$110.20 per million	$176,575.00